Exhibit 5.1



                     [Letterhead of Hunton & Williams]




                                                 January 31, 1997




Oakwood Mortgage Investors, Inc.
7800 McCloud Road
Greensboro, North Carolina  27409-9634

Dear Sirs:

         We have acted as counsel to Oakwood Mortgage Investors, Inc., a North Carolina corporation (the "Company"), in connection with the Company's Post-Effective Amendment No. 1 (the "Post- Effective Amendment") to its Registration Statement on Form S-3 (No. 33-99320) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on November 14, 1995, as previously amended by Pre-Effective Amendment No. 1 thereto, which was filed with the Commission on January 11, 1996, all relating to the proposed sale by the Company of up to $1,000,000,000 in aggregate principal amount of Pass-Through Certificates, issuable by separate trusts in one or more series (the "Certificates"). In this capacity, we have examined the Post-Effective Amendment, the Company's Articles of Incorporation (as amended) and Bylaws, the form of Pooling and Servicing Agreement, including Standard Terms thereto, among the Company, the trustee to be named therein and Oakwood Acceptance Corporation, as servicer (the "Pooling and Servicing Agreement"), and such other materials as we have deemed necessary to the issuance of this opinion.

         On the basis of the foregoing, we are of the opinion that:

         1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of North Carolina.

         2. When each Pooling and Servicing Agreement has been duly authorized by all necessary corporate action and has been duly executed and delivered by the parties thereto, it will constitute a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights


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Oakwood Mortgage Investors, Inc.
January 31, 1997
Page 2

generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

         3. When the Certificates have been duly authorized for sale by all necessary corporate action, and when the Certificates have been duly issued, executed and authenticated in accordance with the provisions of the related Pooling and Servicing Agreement and delivered to and paid for by the purchasers thereof, the Certificates will be legally and validly issued and the holders of the Certificates will be entitled to the benefits provided by the Pooling and Servicing Agreement pursuant to which such Certificates were issued.

         We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Commission.


                                                          Very truly yours,

                                                         /s/ Hunton & Williams


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